Free Writing Prospectus
Filed Pursuant to Rule 433
Dated August 19, 2025
Registration Statement Nos. 333-268757 and 333-268757-16

**FINAL PRICING DETAILS** $1.244bn ($1.182bn Offered) Exeter (EART 2025-4) Automobile Receivables Trust

Joint Lead Bookrunners: Deutsche Bank (str), Barclays, Citi, and Wells Fargo Securities
Co-Managers: BNP Paribas, Citizens, Mizuho

-- Capital Structure --
CL	SIZE($MM)	OFFRD($MM)	WAL*	M/S**	P.WIN	E MTY.	L MTY.	BNCH	Spread	Yield%	CPN%	PX($)
A1	117.990	112.090	0.12	P-1/A-1+	1-3	11/25	09/15/26	I-CRV	+ 19	4.497	4.497	100.00000
A2	266.480	253.156	0.54	Aaa/AAA	3-12	08/26	03/15/28	I-CRV	+ 54	4.582	4.530	99.99543
A3	266.461	253.137	1.44	Aaa/AAA	12-24	08/27	09/17/29	I-CRV	+ 60	4.436	4.390	99.99244
B	138.261	131.347	2.21	Aaa/AA	24-30	02/28	05/15/30	I-CRV	+ 70	4.442	4.400	99.99713
C	143.195	136.035	2.81	Aa3/A	30-38	10/28	06/16/31	I-CRV	+ 90	4.617	4.570	99.99174
D	190.320	180.804	3.63	Baa3/BBB	38-50	10/29	01/15/32	I-CRV	+ 155	5.297	5.230	99.96898
E	120.995	114.945	4.53	NR/BB-	50-57	05/30	04/15/33	I-CRV	+ 330	7.099	6.990	99.97629
*WAL Pricing Speed: 1.50% ABS to 5% call
**Expected Ratings

- TRANSACTION SUMMARY -
Size : $1.244bn ($1.182bn Offered)
Exp Ratings : Moody's / S&P
Exp Settle : August 27th, 2025
First Pay : September 15th, 2025
ERISA : A-D = YES; E = NO
Registration: A-D = Public; E= 144A/Reg S/IAI
Min Denoms : A-D = 1K x 1K; E = 1.593M x 1K
BBG Ticker : EART 2025-4 | SSAP: DBEART254
B&D : Deutsche Bank
Pricing : PRICED

-Available Information-
* Preliminary Prospectus, Ratings FWP, Offering Memorandum and CDI File (attached)
* Intex Deal Name: dbeart2504 Password: 676A
* Deal Roadshow Link: https://dealroadshow.com Passcode: EART254

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The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.